Exhibit 23(c)

Consent of Independent Auditors

We consent to the use of our report, dated September 5, 2006, with respect to the balance sheets of 1st Service Bank as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4, as amended, of Southern National Bancorp of Virginia, Inc. and the related prospectus/proxy statement.

/s/ Thompson, Greenspon & Co., P.C.
Fairfax, Virginia
October 23, 2006